Exhibit B.10.4






                             BY-LAWS



                  THE CONNECTICUT STEAM COMPANY

























                                             By-Laws Adopted
                                              April 27, 1965
                                             Amended
                                              January 1, 1997
                                              June 26, 1998


                 THE CONNECTICUT STEAM COMPANY


                            BY-LAWS


                           ARTICLE I.

                            General

          Section 1. These by-laws are intended to supplement and implement applicable provisions of law and of the charter of this Company with respect to the regulation of the affairs of this Company.

                          ARTICLE II.

                    Meetings of Shareholders


          Section 1.  All meetings of the stockholders may be
held at any place, either in or out of the State of Connecticut, as designated in the notice of the meeting.

          Section 2. The Annual Meeting of Stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held in such place and on such day and hour in the months of January, February, March, April, May or June in each year as shall be fixed by the Board of Directors, or failing action by the Board, by the President, and designated in the call or on any subsequent time or day to which such meeting may be adjourned.
In the event that no date for the annual meeting is established or said meeting has not been held on the date so fixed or determined, a special meeting in lieu of the annual meeting may be held with all of the force and effect of an annual meeting.

          Section 3.  Notice of the Annual Meeting of
Stockholders shall be given by a written or printed notice, delivered or sent by mail, at least ten days prior to the meeting, to each stockholder of record appearing on the books of the Company and entitled to vote at such meeting, at the address in such book.

          Section 4. At all meetings of the stockholders each share entitled to vote, and represented in person or by proxy, shall be entitled to one vote.

          Section 5.  The notice of any special meeting of
stockholders shall state the purpose of such meeting and no business other than that of which notice has been so given shall be transacted at such meeting.

          Section 6. Notice of all special meetings of stockholders shall be given by delivering or sending by mail written or printed notice thereof, stating the purpose of such meeting, to each stockholder appearing on the books of the Company and entitled to vote at such meeting, at the address given in such books, at least ten days before the time of meeting, unless such stockholders shall waive notice or be in attendance at the meeting.

          Section 7. Any action required or permitted to be taken at any meeting of the stockholders may be taken by written consent, setting forth the action so taken or to be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall have the same force and effect as a vote of shareholders taken at a meeting.

                          ARTICLE III.

                           Directors

          Section 1. The property and affairs of the Company shall be managed by a Board of not less than three nor more than ten directors. The number of directorships at any time within such maximum and minimum shall be the number fixed by resolution of the shareholders or Board of Directors or, in the absence of such a resolution, shall be the number of directors elected at the preceding annual meeting of the shareholders.

          Section 2. The Board of Directors shall have power to choose, appoint and employ such officers, employees and agents as they may deem the interest of the Company requires and to fix the compensation and define the powers and duties of all such officers, employees and agents. All such officers, employees and agents shall be subject to the order of the Board, shall hold their offices at the pleasure of the Board, and may be removed at any time by the Board at its discretion.

                          ARTICLE IV.

                     Meetings of Directors

          Section 1. A regular meeting of the Board of Directors shall be held without notice immediately after the annual shareholders' meeting or as soon thereafter as convenient for the purpose of organization. At such meeting the Board shall choose and appoint the officers of the Company who shall hold their offices (subject to the provisions of Section 2, Article III of these by-laws) for the ensuing year or until the next annual meeting and until their successors are chosen and qualify.

          Section 2. All other regular meetings of the Board of Directors may be held at such time and place as the Board may determine and fix by resolution.

          Section 3. Special meetings of the Board of Directors may be held at any place upon call of the President, or in the event of his absence or inability to act, upon call of a Vice
President, or upon call of any three or more directors.

          Section 4. Oral, written or printed notice of the time and place of all special meetings of the Board of Directors shall be given to each director personally or by telephone, or by mail or telegraph at his last-known post office address, at least two days prior to the time of the meeting, provided that any one or more directors, as to himself or themselves, may waive such notice, in writing or by telegraph, or by attendance at such meeting.

          Section 5. A majority of the number of directorships at the time shall constitute a quorum. Except as otherwise provided by law or these by-laws, all questions shall be decided by vote of a majority of the directors present at any meeting of the Board at which a quorum is present.

                           ARTICLE V.

                            Officers

          Section 1. The officers of this Company shall consist of a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, as the Board of Directors may from time to time choose or appoint.

          Section 2. In addition to such powers and duties as the Board of Directors may prescribe, and except as may be otherwise provided by the Board, each officer shall generally have the powers and perform the duties which by law and general usage appertain to his particular office.

                          ARTICLE VI.

                         Corporate Seal

          Section 1. The corporate seal of the Company shall be circular in form with the name of the Company inscribed thereon.

                          ARTICLE VII.

                           Amendments

          Section 1. These by-laws may be altered, amended, added to or repealed by an affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon at any meeting of the shareholders called for the purpose or by an affirmative vote of directors holding a majority of the number of directorships at any meeting of the Board called for the purpose.